Exhibit 99.(4)(a)

[For Service Contact: M Insurance Solutions 1125 NW Couch St.·Ste. 900 Portland·OR·97209 833-943-1608 www.mfin.com]	[Pacific Life Insurance Company 45 Enterprise· Aliso Viejo·CA·92656 www.PacificLife.com]

READ YOUR POLICY CAREFULLY.  This is a legal contract between you, the Owner, and us, Pacific Life Insurance Company, a stock insurance company.  We agree to pay the benefits of this Policy according to its provisions.  The consideration for this Policy is the Application for it, a copy of which is attached, and payment of the initial and subsequent premiums.

Variable Account values and cash values are not guaranteed, and may increase or decrease depending upon Variable Account investment experience.

While Policy values may be affected by an external index, the Indexed Fixed Options do not directly participate in any stock or equity investment.

The method for determining the Death Benefit is described in the Death Benefit section of this Policy.  The amount of the Death Benefit may be fixed or variable depending on the Death Benefit Option elected and the investment experience of the Investment Options.  Please reference the Index located at the end of this contract to determine the page on which the Death Benefit is described.

Premiums are flexible, subject to minimums required to keep the Policy In Force.  Even if Planned Premiums are paid, it is possible that, due to changes in interest credited, the investment performance of the Investment Options and Policy Charges, the Policy may not continue In Force; that is, it may lapse before any death benefit is payable on the death of both Insureds.  The initial interest rate for the Fixed Option(s) is guaranteed for the first Policy year.  Additionally, loans, withdrawals, and Death Benefit Option changes can affect the length of time the Policy stays In Force.

Signed for Pacific Life Insurance Company,

Chairman, President and Chief Executive Officer	Secretary

LAST SURVIVOR FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE WITH INDEXED OPTION(S)

•                  Death Benefit Payable On The Death Of The Survivor (There is No Death Benefit on the First Death of the Two Insureds)

•                  Net Cash Surrender Value Payable Upon Surrender

•                  Benefits May Vary Based On Investment Experience

•                  Adjustable Face Amount

•                  Non-Participating

Insured:	[JOHN DOE]
Additional Insured:	[JANE DOE]
Owner:	[JOHN DOE]
Policy Number:	[VP99999990]
Policy Date:	[May 1, 2021]
Total Face Amount:	$[100,000]

Free Look Right — You may return this Policy within [10] days after you receive it.  To do so, deliver it or mail it to us or to the registered representative who delivered it to you.  This Policy will then be deemed void from the beginning and we will refund any Premium Load deducted from the premiums, plus any Net Premiums allocated to available Fixed Options, plus the Accumulated Value allocated to the Variable Options and the Indexed Fixed Options, plus any monthly charges and fees deducted from the Policy’s Accumulated Value in the Variable Options.

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DEFINITIONS

In this section, we define certain terms used throughout this Policy.  Other terms may be defined in other parts of the Policy.  Defined terms are usually capitalized to provide emphasis.

Accounts — consist of the Fixed Account(s), the Variable Accounts, the Indexed Account(s), and the Standard Loan Account, each of which may be referred to as an Account.

Account Additions — will increase the Fixed Account Value, the Variable Account Value and the Indexed Account Value under the Policy, as described in Account Addition Method.  An Account Addition is any of the Account Addition Factors shown in the Policy Specifications.

Account Deductions — will reduce the Fixed Account Value, the Variable Account Value and the Indexed Account Value, as described in Account Deduction Method.  An Account Deduction is any of the Account Deduction Factors in the Policy Specifications.

Accumulated Value — is defined on each Valuation Day.  See the Accumulated Value section for additional Information.

Administrative Office — is the office that administers your Policy.  The mailing address of the Administrative Office at the time you applied for this Policy is shown in the heading of the Application.  If the address changes, we will send you written notice of the new address.

Age — means the age as of each Insureds’ birthdays nearest to the Policy Date, increased by the number of complete Policy years elapsed. When not contextually clear, Age refers to the Age of the younger Insured.

Application — consists of the application for this Policy, including any Certificate of Health, Statement of Good Health and Insurability, amendments, and endorsements, supplements, approved policy change requests and any application for reinstatement or increase in benefits.

Basic Face Amount — is the sum of the Face Amounts of all Basic Life Coverage Layers on the Insureds.  The Face Amount of each initial Basic Life Coverage is shown in the Policy Specifications.

Basic Life Coverage — is insurance coverage on the Insureds provided by this Policy as shown in the Policy Specifications and any related Supplemental Schedule of Coverage.  Certain riders may provide life insurance coverage, but such amounts are not included in the Basic Life Coverage.

Basic Life Coverage Layer — is a layer of insurance coverage on the Insureds under this policy.  There may be one or more Basic Life Coverage Layers created at issue.  Additionally, each increase in Basic Face Amount will comprise a new Basic Life Coverage Layer.  Each Basic Life Coverage Layer has its own Face Amount, Risk Class, Coverage Layer Date, and set of charges.  The Face Amount, Risk Class, Coverage Layer Date and set of charges for each initial Basic Life Coverage Layer are shown in the Policy Specifications.  The Face Amount, Risk Class, Coverage Layer Date and set of charges for any Basic Life Coverage Layer added at a later time will be shown in a Supplemental Schedule of Coverage sent to you at that time.

Business Day — is a day when both we and the New York Stock Exchange are open for business.

Class — (i) is considered in determining Policy Charges, interest credited, features of the Indexed Accounts, and certain limitations on Policy features and benefits; and (ii) depends on a number of factors, including (but not limited to) the Death Benefit, Basic and Face Amount, Coverage Layer, Policy Date, Policy duration, premiums paid, source of premium, Policy ownership structure, underwriting type, each Insured’s Age and Risk Class, requested or scheduled increases in, or additions of, Coverage Layers, and the presence and attributes of Policy features and benefits and optional riders.

Code — is the U.S. Internal Revenue Code of 1986, as amended.

Coverage Layer — is a Basic Life Coverage Layer or a layer of insurance coverage on the Insureds under an optional rider.

Coverage Layer Date — is the date that a particular Coverage Layer is effective. Coverage Layer months, years and anniversaries are measured from this date.  The Coverage Layer Date for each initial Coverage Layer is the Policy Date as shown in the Policy Specifications.

Evidence of Insurability — is information, including medical information, satisfactory to us that is used to determine insurability and the Risk Class for each Insured, subject to our approval and issue limits.

Face Amount — is the Face Amount of life insurance coverage for each Coverage Layer as shown in the Policy Specifications and any related Supplemental Schedule of Coverage.  The Face Amount is subject to increase or decrease as provided elsewhere in this Policy.

Free Look Period — is the number of days in which you have the right to return your Policy as specified in the Free Look Right on the cover of your Policy.

Fixed Account — is an account that is part of our General Account.  Net Premiums and Accumulated Value under this Policy may be allocated to a Fixed Account, for accumulation at a fixed rate of interest declared by us.  The Fixed Account(s) available as of the Policy Date are shown in the Policy Specifications.

Fixed Option — is an Investment Option that is part of our General Account that consists of one or more Fixed Account(s) available under this Policy.  See Investment Options for additional information.

Free Look Transfer Date — is the day we transfer Accumulated Value from a money market variable account that we designate, to the Investment Options you choose. The cover of your Policy describes the Free Look Right provided by your Policy. If your Policy provides for a full refund of premium upon exercise of the Free Look Right, then the Free Look Transfer Date will not occur until 15 days after the Policy is placed In Force. If your Policy provides for a return of value as described on the cover, transfers will be processed according to the most recent premium allocation instructions we have received from you, without a 15 day waiting period.

General Account — consist of all of our assets other than those allocated to the Separate Accounts or to any of our other segregated asset accounts.

Indexed Account — is an account that is part of our General Account.  We credit interest on an Indexed Account, in part, based on any positive change in an Index.  The Indexed Account(s) available as of the Policy Date are shown in the Policy Specifications.

Indexed Fixed Option — is an Investment Option that is part of the General Account that consists of one or more Indexed Account(s) available under this Policy.  See Investment Options for additional information.

In Force — means a Policy is in effect and provides a Death Benefit on the death of the Survivor.

Insureds — are the two persons insured under this Policy, consisting of the Insured and the Additional Insured.  Each Insured is shown in the Policy Specifications.  When used in the singular and when not otherwise identified, Insured means either of the Insureds.

Investment Options — consist of the Variable Options, the Fixed Options, the Indexed Fixed Options, and any additional investment options that we may add.  See Investment Options, below, for additional information.

Monthly Deduction End Date — is shown in the Monthly Deduction Factors section of the Policy Specifications and is the date when Monthly Deductions will cease to modify the Accumulated Value.

Monthly Payment Date — is the same day each month as the Policy Date and is the date on which certain Policy Charges are deducted from the Accumulated Value.  The first Monthly Payment Date is the Policy Date.

Net Accumulated Value — is the Accumulated Value less any Policy Debt.

Net Amount at Risk — is the difference between the Death Benefit and the Accumulated Value.

Net Premium — is the premium we receive reduced by any applicable Premium Load.  See the Premium section below for additional information.

Owner, you, or your — refers to the Owner(s) of this Policy, as shown in the Policy Information section of the Policy Specifications at the time of issue or, if ownership is changed after issue, in Confirmation of Change.

Policy — refers to this contract, the associated Policy Specifications and any riders, endorsements, supplements, amendments and benefits attached to it.  We agree to pay the benefits of this Policy according to its provisions.

Policy Date — is shown in the Policy Information section of the Policy Specifications.  Policy and rider months, quarters, years and anniversaries are measured from this date.

Policy Debt — is the amount necessary to repay the Standard Policy Loan in full and is equal to the Standard Loan Account plus any accrued Standard Loan Interest Charge.  The Policy Debt reduces any amount otherwise payable under the Policy.

Policy Specifications — is a section of the Policy that shows information specific to your Policy.

Proper Form — is, among other things, a notarized signature or some other proof of authenticity.  We do not generally require such proof, but we may ask for proof:

•                  if it appears that your signature has changed;

•                  if the signature does not appear to be yours;

•                  if we have not received a properly completed application or confirmation of an application; or

•                  for any other reason to protect you and/or us.

Risk Class — is used in determining Policy Charges and is established by us during the underwriting process for each Coverage Layer.  Risk Class depends on each Insureds sex, health, tobacco use, and other factors.  The sex of each Insured on this Policy will be either male, female or unisex and is shown in the Policy Specifications.  The Risk Class of each Insured for each initial Coverage Layer is shown in the Policy Specifications.  The Risk Class of each Insured for any additional Coverage Layer will be shown in a Supplemental Schedule of Coverage sent to you at that time. Risk Class may also be referred to as Risk Classification.

Separate Account — consists of subaccounts, also called Variable Accounts.  Each Variable Account may invest its assets in a separate class of shares of a designated investment company or companies.  Our Separate Account is shown is the Policy Specifications.

Supplemental Schedule of Coverage — is the written notice we will provide to you at your last known address, or by other means where permitted, reflecting certain changes made to your Policy after the

Policy Date.  A Supplemental Schedule of Coverage is an endorsement to your Policy and becomes part of the contract as described in the Entire Contract provision.

Survivor — is the Insured remaining alive after the first death of one of the two Insureds.  If the two Insureds die in close proximity such that it cannot be determined who died first, unless otherwise provided, it shall be assumed that the younger Insured survived the older Insured.

Total Face Amount — is the sum of the Basic Face Amount and the Face Amounts of any riders providing last survivor life insurance coverage on the Insureds, unless specifically excluded.  The Total Face Amount is used in determining the Death Benefit under this Policy and the initial Total Face Amount is shown on the cover of your Policy or subsequent Supplemental Schedule of Coverage.

Valuation Day — is each day required by applicable law and currently includes each day the New York Stock Exchange is open for trading and our Administrative Office is open.

Valuation Period — is the period of time between successive Valuation Days.

Variable Account — is a Separate Account of ours or a subaccount of a Separate Account of ours in which assets are segregated from assets in our General Account and our other Separate Accounts.  Net Premiums and Accumulated Value under this Policy may be allocated to one or more Variable Accounts.

Variable Investment Option — a Variable Account or Variable Option.

Variable Options — an Investment Option consisting of one or more Variable Accounts available under this Policy, and are part of the Separate Account.  See Investment Options for additional information.

We, our, ours, and us — refer to Pacific Life Insurance Company (PLIC).

Written Request — is your signed request in writing, that is received by us at our Administrative Office in Proper Form, containing information we need to act on the request.  We may have forms available for you to make a request.  Prior to any Written Request, you may contact us to obtain information regarding the Proper Form required for a request.  Written Request includes an electronic request provided in a format acceptable to us.

DEATH BENEFIT

When the Policy is In Force — This Policy is In Force as of the Policy Date, subject to your acceptance of the delivered Policy and payment of the initial premium.  The Policy remains In Force until the earliest of any of the following:

•                  Surrender, as described in the Surrender and Withdrawal of Values section;

•                  Lapse, as described in the Policy Lapse and Reinstatement section; or

•                  The death of the Survivor.

Coverage under this Policy is subject to any changes we have made to the Policy at your request, and may include increases or decreases in Total Face Amount, as described in later sections of this Policy.

Death Benefit — This Policy provides a Death Benefit on the death of the Survivor while this Policy is In Force.  This section describes how the Death Benefit is calculated.  The Death Benefit is the larger of either:

•                  The Death Benefit calculated under the Death Benefit Option in effect; or

•                  The Minimum Death Benefit specified below, according to the Death Benefit Qualification Test that applies to your Policy.

The Death Benefit under this Policy is subject to any increase required to qualify the Policy as Life Insurance (see Tax Qualification as Life Insurance), or to prevent this Policy from being classified as a MEC (see Modified Endowment Contract Tax Status).

Minimum Death Benefit — The Minimum Death Benefit will be determined based on the Death Benefit Qualification Test for the Policy and at any time will be no less than the minimum amount we determine to be required for this Policy to qualify as a life insurance contract under the Code.  The Minimum Death Benefit is equal to the Minimum Death Benefit Percentage multiplied by the cash surrender value as determined under applicable tax law.  The Minimum Death Benefit Percentages as of the Policy Date are shown in the Policy Specifications.  Changes to the Policy may affect these percentages if the Death Benefit Qualification Test is the Cash Value Accumulation Test.

Death Benefit Options — You elected the initial Death Benefit Option in the Application.  Descriptions of all the Available Death Benefit Options on this Policy and the initial Death Benefit Option Effect are shown in the Policy Specifications.  Some changes in Death Benefit Option are allowed as described in Change of Death Benefit Option.

Death Benefit Qualification Test — In order for your Policy to qualify as a life insurance contract under the Code, it must at all relevant times satisfy one of two Death Benefit Qualification Tests.  The Death Benefit Qualification Test that this Policy is designed to satisfy is the Cash Value Accumulation Test.  The Policy provides a Minimum Death Benefit amount, as needed, for the policy to qualify under this Death Benefit Qualification Test.

Change of Death Benefit Option — The Death Benefit Option may be changed as shown in the Policy Specifications, upon Written Request no more than once per Policy year.  The Total Face Amount will be adjusted, if necessary, so that the Death Benefit immediately after the change of Death Benefit Option will be equal to the Death Benefit immediately before the change.  The change will be effective on the Monthly Payment Date on or next following the day we receive your Written Request at our Administrative Office.  Any such Death Benefit Option change will be shown in a Supplemental Schedule of Coverage that we will send to you at the time of the change.

Unless you specify otherwise by Written Request, any request for a Death Benefit Option change will not take effect if the requested change would cause the Policy to be classified as a Modified Endowment Contract under the Code.

Death Benefit Proceeds — The Death Benefit Proceeds (“Proceeds”) are the actual amount(s) payable if the Survivor dies while this Policy is In Force.  Proceeds are equal to the Death Benefit, as of the date of death, reduced by any Policy Debt and, if death occurs during a Grace Period, by any Monthly Deductions that may be due and unpaid.

Death Benefit Proceeds may be paid in a lump sum or, if elected, may be distributed over a period of time.  One or a combination of the plans available on the date of election may be selected.  Distributions will be subject to our minimum amount requirements in effect at the time of election.  If the payee is not a natural person, the choice of a payment option will be subject to our approval.  Prior to any payment, you may contact us to obtain information on our currently available plans

We will pay the Proceeds after the latest date of receiving all of the following at our Administrative Office:

•                  Proof of each Insureds death, such as a certified copy of the death certificate for each Insured or other lawful evidence providing equivalent information and proof of the claimant’s legal interest in the proceeds;

•                  Sufficient information to determine our liability, the extent of our liability, and the appropriate payee legally entitled to the Proceeds; and

•                  Sufficient evidence that any legal impediments to payment of Proceeds that depend on parties other than us are resolved.  Legal impediments to payment include, but are not limited to: (a) the establishment of guardianships and conservatorships; (b) the appointment and qualification of trustees, executors and administrators; and, (c) submission of information required to satisfy state and federal reporting requirements.

Interest on Proceeds will accrue from the date of the Survivor’s death to the date the claim is paid at either the Minimum Annual Interest Rate for Funds Left on Deposit that is in effect on the date of the Survivor’s death or, if the company has not established a Minimum Annual Interest Rate for Funds Left on Deposit, at the Two Year Treasury Constant Maturity Rate as published by the Federal Reserve, that is in effect on the date of the Survivor’s death.

If payment of Proceeds is delayed 31 calendar days after the latest date of receiving the last of the above requirements, we will pay additional interest on the Death Benefit Proceeds, at the annual Death Benefit Additional Interest Rate of 10%.  Such Death Benefit Proceeds Additional Interest Rate will be applied to the Proceeds beginning on the 31st calendar day referenced above to the date the claim is paid.

Proceeds paid are subject to the conditions and adjustments defined in other Policy provisions, such as General Provisions, withdrawals, Policy loans, and Timing of Payments.

Basic Face Amount Increase — You may submit an Application to increase the Basic Face Amount by adding a new Basic Life Coverage Layer.  Your Application must include Evidence of Insurability and is subject to our approval.  The effective date of the increased Basic Face Amount will be the first Monthly Payment Date on or next following the date all required conditions are met or any other Monthly Payment Date you request and we approve.  Certain riders may restrict your ability to request unscheduled increases in Coverage Layers.  Increases may be allowed more than once per Policy year, however we reserve the right, uniformly to all members of the same Class, to limit Basic Face Amount increases to one per Policy year and to require a minimum increase amount.

Upon approval of any such increase, we will send you a Supplemental Schedule of Coverage, which will include the following information:

•                  The increased Face Amount and the effective date of the increase;

•                  The Risk Class for the increase;

•                  The Maximum Monthly Cost of Insurance Rates applicable to the increase; and

•                  The Maximum Monthly Coverage Charge for the increase.

Other Face Amount Increases — An increase in the Total Face Amount may arise when you request a change in Death Benefit Options.  In this case, we will increase the Face Amount of the most recently issued Coverage Layer. If there is a rider and Basic Life Coverage Layers with the same Coverage Layer Date, we will increase the rider Face Amount first.  Certain riders may restrict your ability to request unscheduled increases in Coverage Layers.

Face Amount Decrease — You may request a decrease in the Total Face Amount of the Policy by providing a Written Request. A decrease in Total Face Amount is subject to each of these limits:

•                  Only one requested decrease per Policy year is allowed;

•                  A decrease prior to the Initial Date of Decrease shown in the Policy Specifications is not allowed; and

•                  The Basic Face Amount remaining after a decrease must be at least equal to the Minimum Basic Face Amount shown in the Policy Specifications.

The effective date of the decreased Face Amount will be the first Monthly Payment Date on or next following the date we approved your Written Request.

Unless and until you specify otherwise by Written Request, any request for a decrease in Total Face Amount will not take effect if the requested change would cause the Policy to be classified as a Modified Endowment Contract under the Code in accordance with the Modified Endowment Contract Tax Status section of this Policy.  Consult with a qualified tax advisor before requesting a decrease in Total Face Amount of Coverage Layers as described below.  We reserve the right to allow a Face Amount Decrease prior to the Initial Date of Decrease.  If we exercise this right, we will do so uniformly for all members of the same Class. Upon approval of any decrease, we will send you a Supplemental Schedule of Coverage to reflect the decrease.

Processing of Face Amount Decreases — Any reduction in the Total Face Amount, whether by Written Request or due to a withdrawal or change in Death Benefit Option, will affect the Total Face Amount by reducing the Face Amount of Coverage Layers as described below.

Coverage Layers are reduced or eliminated based on Coverage Layer Date, in order from the latest to the earliest.  If more than one Coverage Layer has the same Coverage Layer Date, we will first reduce or eliminate the Face Amount of any rider Coverage Layer, and then the Face Amount of any Basic Life Coverage Layer.

Face Amount decreases that are a result of an acceleration of the Death Benefit through certain riders, may result in a Basic Face Amount below the Minimum Basic Face Amount.

Policy Change Limit — We reserve the right to require Evidence of Insurability for any Policy change that would result in an increase in Net Amount at Risk and, if the Evidence of Insurability is inconsistent with our underwriting rules, we may limit or refuse the Policy change.

Change in Benefits — Any change in Policy or rider benefits or certain other factors may require an adjustment to the Policy’s tax qualification limits.

PREMIUMS

Premiums — The initial premium is payable either at our Administrative Office or to your registered representative before we can place your Policy In Force.  At your request, we will give you a premium receipt signed by one of our officers.  Additional premiums are optional and are payable at any time at our Administrative Office.  We will consider any premium paid after the initial premium, whether delivered to your registered representative or otherwise, to be “received” when it is delivered to our Administrative Office.  Except for the initial premium, we bear no responsibility for any premium unless it has been received by us.  Premiums may be paid at any time before the Monthly Deduction End Date, subject to the premium limits below.  Any payment we receive from you while you have a loan will be first considered a loan repayment, unless you tell us by Written Request it is a premium payment.

Planned Premium — The Planned Premium is the amount of premium you have told us you intend to pay and is shown in the Policy Specifications.  We will send you Planned Premium Reminder Notices for as long as premiums can be paid.  You may change the Planned Premium by Written Request.  Payment of the Planned Premium does not guarantee that the Policy will continue In Force.

Allocation Instructions — Allocation Instructions are your instructions to us that identify the Investment Option(s) to which Net Premium will be allocated.  Premium is processed based upon your Allocation Instructions and the resulting Net Premium is then applied according to the Investment Option(s) that you have requested (see Premium Processing). You may elect to change your Allocation Instructions for future premium payments at any time by Written Request.  A change will be effective as of the end of the Business Day on which we receive such Written Request.  Any change you request to the Allocation Instructions will affect the allocation of future premiums but will not change the allocation of any previous premium payments made. We reserve the right to impose a limit on the number and frequency of such changes.

Premium Processing — Unless you instruct otherwise, when we receive a premium payment, we will determine the applicable Premium Load(s) based on your Allocation Instructions on file with us. We then deduct the applicable Premium Load(s) from your premium payment resulting in Net Premium.  The Net Premium will then be applied to the Investment Option(s). Depending on the Premium Load(s) that are deducted from your premium payment, the percentage of Net Premium that is applied to the Investment Option(s) may vary from the Allocation Instructions you provide.

Premium Load — The Premium Load is equal to the premium paid, categorized by Premium Type, multiplied by the applicable Premium Load Rate(s).  The Premium Load Rate(s) we use may vary depending on a number of factors, including Class, Premium Type, the number of years the policy is In Force, Allocation Instructions, and source and amount of premium.  Such rate will not exceed, and may be less than, the Maximum Premium Load Rates shown in the Policy Specifications.

Premium Type — Premium Type is used to determine the applicable Premium Load for each premium payment.  Each premium payment is categorized as one or, if applicable, more than one of the Premium Types described in the Policy Specifications.

Premium Allocation — Any Premium we receive before your Policy has been placed In Force will be allocated to a money market variable account, or a successor Account identified by us for such purpose.  When all outstanding requirements to place your Policy In Force have been satisfied, we will process the Premium as described in Premium Processing, and the resulting Accumulated Value will be transferred to the Investment Option(s) identified in your Allocation Instructions.  If your Policy provides for a full refund of Premium upon exercise of the Free Look Right, then such transfer to the Investment Option(s) will occur on the Free Look Transfer Date.  After the initial transfer to the Investment Option(s), we will process any Premium as described in Premium Processing.

Premium Limitation — We reserve the right to require Evidence of Insurability for any premium payment that would result in an increase in the Net Amount at Risk.  If such Evidence of Insurability is not satisfactory, we may limit or refuse the premium payment, unless it is necessary to keep the Policy In Force.

Modified Endowment Contract Premium Limit — In order that this Policy not be classified as a Modified Endowment Contract under Section 7702A of the Code, the sum of premiums paid less a portion of any withdrawals may not exceed the 7-Pay limit as defined in the Code.  The 7-Pay limit is the cumulative sum of the 7-Pay Premiums during the applicable 7-Pay testing period.  In the event that a premium payment would cause the 7-Pay limit to be exceeded, we will refund the excess payment to you, unless you have provided a Written Request in which you accept your Policy being classified as a Modified Endowment Contract and indicate that we may accept such payments and apply them to the Policy, in accordance with the Modified Endowment Contract Tax Status section of this Policy.  Payment of the 7-Pay Premium does not guarantee that the policy will never lapse and additional premium may be necessary to prevent the policy from lapsing in the future.

The 7-Pay Premium may change whenever there is a change in the Total Face Amount of insurance or in other certain Policy benefits or factors.  The 7-Pay Premiums are determined according to the rules applicable to this Policy set forth in the Code.  The 7-Pay Premium will be adjusted to conform to any changes in the Code.  To the extent that a premium payment would cause such limits to be exceeded, we will refund the excess payment to you, in accordance with the Modified Endowment Contract Tax Status section of this Policy.  Further, as indicated in that section, we will increase the Death Benefit to the extent we deem necessary to continue to classify this Policy as a non-Modified Endowment Contract under the Code.

INVESTMENT OPTIONS

Investment Options — consist of the Fixed Options, the Variable Options, and the Indexed Fixed Options, each described below.  You may allocate your Accumulated Value, net of any Policy Debt, among the available Variable, Fixed and Indexed Fixed Options.  Each of these Investment Options is subdivided into various Accounts.  We reserve the right to add additional Investment Options or to terminate or suspend one or more of the Investment Options at any time.

Fixed Options — The Fixed Options are comprised of one or more Fixed Account(s).  The Fixed Account(s) available as of the Policy Date are described in the Policy Specifications.  We reserve the right to add additional Fixed Account(s) or to terminate or suspend one or more of the Fixed Account(s) at any time.  In such case, we will notify you of the change at your last known address, or by other means where permitted.  If we terminate or suspend a Fixed Account, we will transfer the assets held in that Fixed Account to another Fixed Account that we will identify in the notification.

Indexed Fixed Options — The Indexed Fixed Options are comprised of one or more Indexed Accounts.  We reserve the right to add additional Indexed Accounts or to terminate or suspend one or more of the Indexed Accounts at any time.  In such case, we will notify you of the change at your last known address, or by other means where permitted.  At Segment Maturity, any Segment Maturity Value allocated to the terminated or suspended Indexed Account will be reallocated as described in Indexed Accounts.

Variable Options — The Variable Options are comprised of one or more Variable Accounts.  We reserve the right to add additional Variable Accounts or to terminate one or more of the Variable Accounts at any time.  In such case, we will notify you of the change at your last known address, or by other means where permitted.  If we terminate a Variable Account, we will transfer the assets held in that Variable Account to another Investment Option that we will identify in our notification.

ACCUMULATED VALUE

Accumulated Value — The Accumulated Value equals the sum of:

•                  The Fixed Account Value; plus

•                  The Variable Account Value; plus

•                  The Indexed Account Value; plus

•                  The Standard Loan Account Value.

Fixed Account Value — The Fixed Account Value is the sum of the Accumulated Value in each Fixed Account.  On the Policy Date, the Fixed Account Value equals the Net Premium received less the first Monthly Deduction.

Interest is credited on a daily basis using the number of actual days in a Policy year, including leap year, at an annual effective rate not less than the Guaranteed Interest Rate for Fixed Options shown in the Policy Specifications.  We may credit a higher rate of interest.  Each Fixed Account may have its own unique rate.  The interest rate in effect at the beginning of the Policy year will be effective for the duration of that year.

The Fixed Account Value on any Valuation Day is the total of all of the following, including interest on each:

•            The Fixed Account Value on the prior Monthly Payment Date;

•            Plus the amount of any applicable Account Additions to each Fixed Account since the prior Monthly Payment Date;

•            Plus the amount of any transfer to each Fixed Account, including transfers from the Standard Loan Account, since the prior Monthly Payment Date;

•            Minus reduction for benefits paid since the prior day as may be described in certain riders attached to this Policy;

•            Minus any applicable Account Deductions from each Fixed Account since the prior Monthly Payment Date; and

•            Minus the amount of any transfers from each Fixed Account since the prior Monthly Payment Date (such transfers include transfers to the Indexed Account(s) to create a new Segment and transfers to the Standard Loan Account to secure any Policy loan).

Variable Account Value — The Variable Account Value is the sum of the Accumulated Value in each Variable Account.

We calculate the Accumulated Value in each Variable Account as follows.  Assets in each Variable Account are divided into Accumulation Units, which are measures of value for bookkeeping purposes.

We credit Accumulation Units to each Variable Account as a result of each of the following:

•            The amount of any Account Addition received and allocated to the Variable Account; and

•            Transfers to the Variable Account, including transfers from the Standard Loan Account.

We debit Accumulation Units from each Variable Account as a result of each of the following:

•            The amount of any Account Deductions taken from the Variable Account; and

•            Transfers from the Variable Account, including transfers to the Standard Loan Account.

To determine the number of Accumulation Units debited or credited to a Variable Account as a result of a transaction, we divide the dollar amount of the transaction by the Unit Value of the affected Variable Account.

To determine your Accumulated Value in each Variable Account, we multiply the number of Accumulation Units in the Variable Account by the Unit Value of the Variable Account.  The number of Accumulation Units in each Variable Account will not change because of subsequent changes in Unit Value.

Unit Value —The Unit Value is used to determine the number of Accumulation Units that are credited to each Variable Account. At the end of each Valuation Day, the Unit Value for each Variable Account is equal to (Y) times (Z) where:

(Y) is the Unit Value for that Variable Account as of the end of the prior Valuation Day; and

(Z) is the Net Investment Factor for that Variable Account as of the end of the current Valuation Day.

Net Investment Factor — Each Variable Account’s Net Investment Factor for any Valuation Period is equal to (A ÷ B), where:

(A) equals:

(a)          the Net Asset Value per share of the corresponding portfolio shares held by the Variable Account as of the end of the current Valuation Period; plus

(b)          the per share amount of any dividend or capital gain distributions made during that Valuation Period on the portfolio shares held by the Variable Account; minus

(c)           the Separate Account charge, if any; plus or minus

(d)          any per share credit or charge for any income taxes, other taxes, or amounts set aside during that Valuation Period as a reserve for any income and/or any other taxes which we determine to have resulted from the operations of the Variable Account or Policy, and/or any taxes attributable, directly or indirectly, to premium payments; and

(B)       equals the Net Asset Value per share of the corresponding portfolio shares held by the Variable Account as of the end of the prior Valuation Period.

Net Asset Value — is the portfolio shares corresponding to the Variable Account on any Valuation Day is reported to us as of the end of each Valuation Day by the investment company in whose shares the Variable Account is invested.

Indexed Account Value — The Indexed Account Value is the sum of the Segment Values for all Segments in each Indexed Account.

Standard Loan Account Value — The Standard Loan Account Value is a portion of the Accumulated Value set aside to secure the Policy Debt.  The Standard Loan Account Value is not the actual value of the Standard Loan Account, but is equal to the Standard Loan Account plus Standard Loan Interest Credit.

Account Addition Method — The Account Addition Method describes the order and proportion that Account Additions will be applied to the Accumulated Value, and is shown in the Policy Specification.

Account Deduction Method — The Account Deduction Method describes the order and proportion that Account Deductions will be taken from the Accumulated Value, as of the Policy Date, and is shown in the Policy Specifications. We may make other Account Deduction Method options available in addition to the method described in the Policy Specifications.  If you have not elected another option, the Account Deduction Method will occur as described in the Policy Specifications.

Additional Credit — At our discretion, on a non-guaranteed basis, we may credit the Accumulated Value with an additional amount.

INDEXED FIXED OPTIONS

Indexed Accounts — You may allocate all or a portion of your Policy’s Accumulated Value to one or more policy accounts, each referred to as an “Indexed Account”, for which values will vary over time based, in part, on the change in value of an external index (“Index”).  The Indexed Accounts available as of the Policy Date, as well as how credits and any charges based on the Index are calculated, are shown in the Policy Specifications.  We reserve the right to add additional Indexed Accounts or to cease offering or suspend one or more of the Indexed Accounts at any time.  In such case, we will notify you of the change at your last known address, or by other means where permitted.

Closing Value — By Closing Value of the Index, we mean the value of the Index as of the close of the New York Stock Exchange, which is usually 4:00 p.m. Eastern time.  If an Index is traded on an exchange other than the New York Stock Exchange, we will use that exchange’s Closing Value.  If no Closing Value is published for a given day, we will use the Closing Value for the next day for which the Closing Value is published.  In calculating the change in value of the Index, we use the Closing Value of the Index.

Substitution of Indexes — We reserve the right for any particular Indexed Account to substitute one or more Indexes for any reason, including if an Index is discontinued or no longer published. In such case, prior to the change, we will notify you and any assignee of record at the respective last known addresses, or by other means where permitted.  Any such substitution is subject to approval by the Interstate Insurance Product Regulation Commission (IIPRC).

SEGMENT OVERVIEW

Segments — Your Policy’s value in an Indexed Account is divided into Segments.  Each Segment represents a transfer of Policy value from the Fixed Account to an Indexed Account.

Segments are credited with interest and comprise a portion of the Policy’s Accumulated Value.  This is a summary of how Segments work:

•                  Segment Creation — A new Segment is created when there is a transfer to an Indexed Account.  The Segment will continue until the end of the Segment Term.

•                  Segment Value Change — Over the Segment Term, the Segment will be credited with the Segment Guaranteed Interest and will be reduced by Segment Deductions.

•                  Segment Deductions — Over the Segment Term, money may be transferred out of the Segments for Account Deductions.

•                  Segment Indexed Interest — Based on the performance of the Index, additional interest may be credited to the Segment at the end of the Segment Term.

•                  Segment Maturity — At the end of a Segment Term, the Segment Value is transferred as described in the Segment Maturity Value Reallocation provision below.

SEGMENT CREATION AND TRANSFERS

Segment Creation — A new Segment is created when there is a transfer to an Indexed Account. The date of the transfer is called the Segment Start Date or Segment Date.  Segment Months and Segment

Years are measured from this date.  Once a Segment is created, the Indexed Account Factors will not change for that Segment during the Segment Term, as described in the Policy Specifications.

Segment Start Dates — Segment Start Dates are the dates upon which transfers into the Indexed Account may occur.  The Segment Start Dates, as of the Policy Date, are shown in the Policy Specifications.  The first transfer to an Indexed Account will occur on the first Segment Start Date following the Free Look Transfer Date.  We reserve the right to limit transfers into the Indexed Account.  If we change or suspend the Segment Start Dates, you will be notified in the Annual Report or other written notice.

Payment and Reallocation to the Indexed Accounts — Transfers to the Indexed Accounts will be based on your latest instructions on file with us.  The following explains the payment and reallocation instructions for transfers to an Indexed Account:

•                  Payment Instructions - These are your instructions to us, in which you designate a portion of each Net Premium or loan repayment (“Designated Amount”) to be transferred to an Indexed Account.  The Designated Amount will first be deposited in the Fixed Account.  Then, on the next Segment Start Date, the Designated Amount, or if less, the Fixed Account balance will be transferred from the Fixed Account to the Indexed Account.  If you have given us no instructions or if your Policy is in a Lockout Period (see Lockout Period), then no transfer to the Indexed Account will occur.

•                  Reallocation Instructions - At the end of the Segment Term, if a Segment has a Segment Value other than Segment Guaranteed Interest and Segment Indexed Interest, the Segment Maturity Value can be reallocated to the Fixed Account or an Indexed Account.  If you have given us no instructions for such Segment Maturity Value, the value will be reallocated to the same Indexed Account to create a new Segment in the Indexed Account.  If Segment Maturity Value is transferred to the Fixed Account, subsequent transfers from the Fixed Account to other Investment Options may be done according to the Transfers provisions of the Policy.

Allocations to the Indexed Fixed Options — You may, by Written Request, designate an amount to be transferred from a Fixed Account to an Indexed Account.  If you want to transfer money from other Investment Options into the Indexed Accounts, money will first transfer from those Investment Options to the Fixed Account according to the Transfer provisions in this Policy, and then it will transfer from the Fixed Account to the Indexed Accounts as described in this section.  We reserve the right to waive or eliminate Allocations to the Fixed Options Limitations and to revoke any waiver or elimination of Allocations to the Fixed Options Limitations, uniformly to all members of the same Class. The amount you designate for transfer, or if less, the Fixed Account balance, will then be transferred to the Indexed Account on the next Segment Start Date.

Allocations from the Indexed Fixed Options — You may not transfer value out of an Indexed Account to any other Investment Option before the end of the Segment Term.

Cut-Off Date — For Indexed Fixed Option allocations to be effective on a given Segment Start Date, each of the following must be received at our Administrative Office by the Cut-Off Date shown in the Policy Specifications:

•                  Any instructions for transfers or Segment Reallocations to the Indexed Accounts; or

•                  Any premium payment or loan repayment intended to result in a transfer to an Indexed Account.

Order of Processing Transfers — Any reallocation of Segment Maturity Value from the Indexed Accounts to the Fixed Account will occur before any other transfer.

GROWTH OF SEGMENT VALUE DURING THE SEGMENT TERM

Segment Term and Segment Maturity — The Segment Term is the total length of time that a particular Segment can exist.  The Segment Term begins on the Segment Date and ends at Segment Maturity.  On

Segment Maturity, we calculate any Segment Indexed Interest and credit it to the Segment (see Segment Indexed Interest).

Segment Value — The Segment Value on the Segment Date is equal to the amount transferred to the Indexed Account at such time.  At any later date, the Segment Value is equal to:

•                  The Segment Value as of the prior day;

•                  Plus the Segment Guaranteed Interest since the prior day;

•                  Minus any Segment Deductions since the prior day;

•                  Plus, at Segment Maturity only, any Segment Indexed Interest credited.

Segment Guaranteed Interest — We credit interest on a daily basis to each Segment from the Segment Date to Segment Maturity, using the number of actual days in a Policy year, at an annual rate equal to the Segment Guaranteed Interest Rate shown in the Policy Specifications.  The amount of such interest is called the Segment Guaranteed Interest.

Segment Deductions — Within each Indexed Account, deductions are made from all Segments as described in the Account Deduction Method section of the Policy Specifications. For each Segment, the deduction is taken first from the Segment Monthly Balance, then from the Segment Guaranteed Interest.

Lockout Period — This is a 12 month period of time during which no transfers from a Fixed Account to the Indexed Accounts will be allowed.  Reallocation of Segment Maturity Value to an Indexed Account is allowed during the Lockout Period.  A Lockout Period will begin any time there is a deduction from an Indexed Account as a result of a loan or withdrawal, unless stated otherwise.

SEGMENT MATURITY VALUE AND REALLOCATION

Segment Maturity Value — At Segment Maturity, the Segment Indexed Interest is calculated, as described in the Policy Specifications, and credited to the Segment, resulting in the Segment Maturity Value.

Segment Indexed Interest — Segment Indexed Interest is defined in the Policy Specifications.  Upon a policy termination, no Segment Indexed Interest is credited to the Indexed Account Value for any Segment that has not yet reached Segment Maturity.  A Segment will not be reinstated upon reinstatement of the Policy.

Segment Maturity Value Reallocation —   At Segment Maturity the maturing Segment ends and the Segment Maturity Value is reallocated to the Fixed and Indexed Account(s) according to your reallocation instructions on file with us.  If you have not given us any such instructions, the Segment Maturity Value will be reallocated to a new Segment in the same Indexed Account.  However, if the Segment Maturity Value consists only of the Segment Guaranteed Interest and the Segment Indexed Interest, we will transfer such value into the Fixed Account.  Upon a Policy termination, no Segment Indexed Interest is credited to the Indexed Account Value for any Segment that has not yet reached the Segment Maturity Date.   A Segment will not be reinstated upon reinstatement of the Policy.

TRANSFERS BETWEEN FIXED OPTIONS AND VARIABLE OPTIONS

Transfers — After your initial Premium has been processed as described in Premium Processing, you may, upon Written Request, transfer your Fixed and Variable Account Value, or a part of it, among the Fixed Options and Variable Options as provided in this section.  No transfer may be made if the Policy is in a Grace Period and the required premium has not been paid.  Contact us to find out what restrictions are in effect at any time on transfers described in this section.

We reserve the right to:

•                  Limit the size of transfers so that each transfer is at least equal to the Minimum Transfer Amount, shown in the Policy Specifications;

•                  Limit the frequency of transfers, however at least one transfer per quarter will be allowed;

•                  Require that the remaining balance in any Account as a result of a transfer be at least equal to the Remaining Balance Amount, shown in the Policy Specifications;

•                  Assess an Excess Transfer Charge for each transfer exceeding the limit shown in the Policy Specifications;

•                  Impose further restrictions to limit transfers between certain Investment Options, including, but not limited to, the dollar amount, the number of transfers made during a defined period, and the method used to submit transfers;

•                  Otherwise waive or reduce any or all of the restrictions, uniformly to all members of the same Class, on transfers described in this section;

•                  Revoke any waiver or reduction, uniformly to all members of the same Class; and

•                  Terminate transfer privileges at any time.

Transfers between Accounts — Transfers between the Fixed Option(s), when more than one Fixed Account is available, and transfers between the Fixed Option(s) and the Variable Options, are described in the Policy Specifications.

Allocations to the Fixed Options — We reserve the right to limit aggregate allocations to the Fixed Options as shown in Allocations to the Fixed Options Limitations, in the Policy Specifications.  Any excess over such limits will be allocated to your other Investment Options according to your most recent instructions.  If we have not received instructions to allocate to other Investment Options, we will contact you to obtain allocation instructions. Allocations include Net Premium payments, transfers and loan repayments.

POLICY CHARGES

Monthly Deduction — The Monthly Deduction provides coverage for the Policy month following the Monthly Payment Date and is deducted from the Accumulated Value on each such date before the Monthly Deduction End Date.  It is equal to the sum of the following:

•                  The Cost of Insurance Charge;

•                  The Administrative Charge;

•                  The Coverage Charge;

•                  The Indexed Fixed Option Charge, if any;

•                  The Asset Charge, if any; and

•                  Rider or benefit charges, if any.

The result of each Monthly Deduction will be an Account Deduction.

The maximum for each charge is described below or in the rider or benefit forms.  We may charge less than such maximum charge.  Any lesser charge will apply uniformly to all members of the same Class.  The charges, including the Cost of Insurance Charge, can be adjusted by us in our sole and exclusive discretion and such adjustment can be based on our experience factors such as investment earnings, mortality, persistency, taxes, and expenses, but will not exceed the maximums as shown in the Policy Specifications.  We may profit from such charges, and may use those profits for any lawful purpose, such as the payment of distribution and administrative expenses.    There are no Monthly Deductions on and after the Monthly Deduction End Date, which is shown in the Policy Specifications.

Cost of Insurance Charge — The Cost of Insurance Charge is the sum of the Cost of Insurance Charges for all Coverage Layers.  The Cost of Insurance Charge for each Coverage Layer is equal to a × (b - c), where:

a =       the Monthly Cost of Insurance Rates per Coverage Layer divided by 1000 as shown in the Policy

Specifications; and

b =       the Death Benefit divided by the Net Amount at Risk Factor shown in the Policy Specifications, reduced by the Accumulated Value on the Monthly Payment Date before the Monthly Deduction is assessed; and

c =        the sum of the Indexed Fixed Option Charge, plus the Coverage Charge, plus the Administrative Charge, each as of the Monthly Payment Date.

If there are multiple Coverage Layers, the Net Amount at Risk is allocated proportionately to each Coverage Layer according to Total Face Amount.

Cost of Insurance Rates — The Maximum Monthly Cost of Insurance Rates for each Coverage Layer are shown in the Policy Specifications or, if applicable, in any Supplemental Schedule of Coverage.   We reserve the right to charge rates that are lower than the maximums shown.  Any lower Cost of Insurance Rates will apply uniformly to all members of the same Class.

Administrative Charge — The Administrative Charge is shown in the Policy Specifications.

Coverage Charge — The Coverage Charge is the sum of the Coverage Charges for all Coverage Layers.  The Coverage Charge for each Coverage Layer will not exceed the Coverage Charge shown in the Policy Specifications or, if applicable, the Supplemental Schedule of Coverage that is sent to you when a Coverage Layer is added.    This charge is based on the Face Amount of the Coverage Layer as of its effective date.  The Coverage Charge will not decrease even if the Face Amount of the associated Coverage Layer is decreased.  The Coverage Charge for any Coverage Layer will cease if the Coverage Layer is terminated.

Indexed Fixed Option Charge —  Any Indexed Fixed Option Charge is described in the Indexed Account Policy Specifications page.

Asset Charge — The Asset Charge is equal to the Monthly Asset Charge Rate multiplied by the Unloaned Accumulated Value.  The Unloaned Accumulated Value is equal to a - b - c, where:

a = The Accumulated Value on the Monthly Payment Date before the current Monthly Deduction is assessed; and

b = The sum of the following charges, each as of the Monthly Payment Date:

•            The Cost of Insurance Charge;

•            The Administrative Charge;

•            The Coverage Charge;

•            The Indexed Fixed Option Charge, if any; and

•            Rider or benefit charges, if any; and

c = the Standard Loan Account.

The Monthly Asset Charge Rate will not exceed the Maximum Monthly Asset Charge Rate shown in the Policy Specifications.

Rider or Benefit Charges — Any rider or benefit charges are described in the rider or benefit forms.

Tax Related Charges — In addition to the charges described in this Policy, we reserve the right to make a charge for federal, state or local taxes generated by this Policy, or generated by our operations with respect to this Policy, to the extent such tax was not applicable to the Policy or our operations at the time of Policy issuance.

POLICY LAPSE AND REINSTATEMENT

Grace Period — We will use the Policy’s Accumulated Value, reduced by Policy Debt, to determine if the Policy will lapse.  If that amount is not sufficient to provide for the Policy’s Monthly Deductions, the Policy will enter the Grace Period.  A Grace Period of 61 days will be allowed for the payment of sufficient loan repayment or premium to keep your Policy In Force.  The Grace Period begins on the Monthly Payment

Date on which the insufficiency occurred and ends 61 days thereafter.  At the start of the Grace Period, we will provide a grace notice to you, any assignee of record, and any additional person designated to receive notice of lapse or termination.  Sufficient payments that are sent to us by United States mail and postmarked within the Grace Period will be accepted.  Premium payments will be processed upon receipt, as described in the Premiums section. There is no penalty for paying a premium during the Grace Period.  Your Policy will remain In Force during the Grace Period and no interest on such premium will be charged.

Notification of Pending Termination for Non-Payment — Thirty days after the Monthly Payment Date on which the insufficiency occurred, we will provide a notification to you, any assignee of record, and any additional person designated to receive notice of lapse or termination (grace notice).  The notice will be provided to each person at their last known addresses by first class United States mail, postage prepaid, or by other means where permitted, and will state the due date and the amount of loan repayment or premium required for your Policy to remain In Force.  A minimum of the Monthly Deduction due plus three times the Monthly Deduction due when the insufficiency occurred, plus any applicable Premium Load, must be paid.

Lapse — If sufficient loan repayment or premium is not paid by the end of the Grace Period, a lapse will occur.  If the Survivor dies during the Grace Period, the Death Benefit will be equal to the Death Benefit as of the beginning of the Grace Period reduced by any overdue charges.  Upon lapse, the Policy will terminate with no value.  We recommend you consult a qualified tax advisor before allowing your policy to lapse.

Reinstatement — After the end of the Grace Period, if it has not been surrendered, this Policy may be reinstated within the Reinstatement Period shown in the Policy Specifications.  To reinstate this Policy you must provide us with all of the following:

•                  A written Application;

•                  Evidence of Insurability satisfactory to us that each Insured is insurable in the same Risk Class as when the Policy was issued;

•                  Sufficient premium, after reduction by any Premium Load, to cover all Monthly Deductions and Standard Loan Interest Charges due and unpaid during the Grace Period;

•                  Sufficient premium, after reduction by any Premium Load, to keep the Policy In Force for three months after the date of reinstatement; and

•                  Sufficient premium to cover any negative Accumulated Value if there was a Policy loan or other outstanding Policy Debt at the time of lapse.

The effective date of the Policy reinstatement will be the Monthly Payment Date on or next following the date we approve your reinstatement Application.  At reinstatement each of the following applies:

•                  The Accumulated Value upon reinstatement will equal the Accumulated Value at the date of lapse less the Policy Debt at the time of lapse.  Any negative Accumulated Value will be due in addition to sufficient premium at the time of reinstatement.

•                  The Policy Charges (other than Cost of Insurance Charges) for Basic Life Coverage under this Policy will be calculated on their original schedule as if lapse had never occurred.

•                  Cost of Insurance Charges will be calculated using Cost of Insurance Rates that resume their original schedule as if lapse had never occurred, reflecting the Age of each Insured at reinstatement and Policy duration measured from the original Policy Date.

•                  If there was a Policy loan at the time of lapse, we will not reinstate the loan.

After the reinstatement premium has been applied, regular Policy processing will occur for the period of time when coverage was provided during the Grace Period.  There will be no Monthly Deductions and no interest credits between the time of lapse and reinstatement.

SURRENDER AND WITHDRAWAL OF VALUES

Surrender — Upon Written Request, while it is In Force, you may Surrender this Policy for its Net Cash Surrender Value on the date the Written Request is received at our Administrative Office.  The Policy will terminate on the date of Surrender.  The Net Cash Surrender Value on the date of Surrender will be adjusted for any Account Additions and Account Deductions made since the preceding Monthly Payment Date.  Surrender proceeds will be paid in a single lump sum check.  We may make other options available in addition to the single check option. This Policy may not be Surrendered during the Grace Period.

Cash Surrender Value — The Cash Surrender Value is the Accumulated Value.

Net Cash Surrender Value — The Net Cash Surrender Value is the Cash Surrender Value less any Policy Debt.

Withdrawals — Upon Written Request on or after the Initial Date of Withdrawal shown in the Policy Specifications and until the Monthly Deduction End Date, you may withdraw a portion of the Accumulated Value of this Policy as described in Withdrawal Conditions in the Policy Specifications.  Withdrawals will be subject to the Withdrawal Conditions and the Basic Face Amount after a withdrawal must be at least equal to the Minimum Basic Face Amount, all shown in your Policy Specifications.

Withdrawals will be deducted from the Accumulated Value.  When you take a Withdrawal, the amount of the withdrawal is deducted from the Policy’s Investment Options.  Unless you provide otherwise, any such withdrawal will be deducted from the Accumulated Value as an Account Deduction.

When Death Benefit Option A is in effect, a requested withdrawal may increase the Net Amount at Risk, in which case, we will decrease the Face Amount as follows: During the first 15 Policy years, but only in the case of the first withdrawal of a given Policy year, the Face Amount will be decreased only to the extent that the withdrawal exceeds the lesser of $10,000 or 10% of the Accumulated Value less any Policy Debt.

If the reduction in Total Face Amount due to a requested withdrawal would cause the Policy to become a Modified Endowment Contract, we will not process your withdrawal request unless and until we receive your Written Request to have your Policy classified as a Modified Endowment Contract in accordance with the Modified Endowment Contract Tax Status section of this Policy.

If Death Benefit Option B is in effect at the time of a withdrawal, the withdrawal will not reduce the Total Face Amount, but it will reduce the Accumulated Value, which has the effect of reducing the Death Benefit (see the Death Benefit section for details).

If Death Benefit Option C is in effect at the time of a withdrawal, the withdrawal will not reduce the Total Face Amount, but it will increase the sum of the withdrawals, which has the effect of reducing the Death Benefit (see the Death Benefit section for details).

If the Survivor dies after the request for a withdrawal is received by us and prior to the withdrawal being processed, the withdrawal, if allowed under this provision, will be processed and paid to the Owner, or to the Owner’s estate before the Death Benefit Proceeds are determined and paid to the beneficiary.

TIMING OF PAYMENTS AND TRANSFERS

Variable Options — With respect to allocations made to the Variable Options, we will calculate values for surrenders, withdrawals, loans and, unless transfers are restricted, transfers as of the end of the Valuation Day on or next following the day on which we receive your instructions. For any portion of Death Benefit depending on the Variable Account Value, we will calculate such value as of the end of the Valuation Day on or next following the day on which the Survivor’s death occurs.  We will pay such amounts and will process such transfers within seven days after we receive all the information needed for the transaction.  However, we may postpone the calculation, payment or transfer of any such amounts derived from any of the Variable Accounts, if any of the following occur:

•                        The New York Stock Exchange is closed on other than customary weekend and holiday closings;

•                        Trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission (SEC);

•                        An emergency exists, as determined by the SEC, as a result of which it is not reasonably practicable to determine the value of the Variable Account assets or corresponding portfolio assets or to dispose of Variable Account securities; or

•                        The SEC by order permits postponement for the protection of Policy Owners.

Other Allocations — With respect to allocations to Accounts other than those made to the Variable Options, we may defer surrenders, withdrawals, loans (except for loans to pay a premium on any policy issued by us), and transfers from such Accounts, for up to six months after we receive your request.

With respect to transfers, we will disclose in written notice to you, the effective date of the transfer, the reason for the delay, and the value of the transfer as of the date we received your transfer request.

Deferral — If we defer payment of surrenders, withdrawals or loans for more than 10 days after we receive your request, we will pay interest at the rate required by the state in which this Policy is delivered, but not less than an annual rate equal to the guaranteed rate payable on the Fixed Options.

STANDARD POLICY LOANS

Standard Policy Loans — You may obtain a Standard Policy Loan by Written Request after the Free Look Transfer Date (see the Definitions section of your Policy to find out if it has a Free Look Transfer Date), on the sole security of this Policy.  We recommend you consult a qualified tax advisor before requesting a Standard Policy loan.

Standard Loan Account — When a Standard Policy Loan is taken, an amount equal to the loan will be deducted from the Accumulated Value as an Account Deduction and added to the Standard Loan Account.  Prior to the first loan taken, the Standard Loan Account is zero.  If there is a Loan Repayment, an amount equal to the Loan Repayment is deducted from the Standard Loan Account or such lesser amount that will reduce the Standard Loan Account to zero.

Standard Loan Amount Available — The maximum amount available for a loan on any date is equal to Accumulated Value less:

•                  Three times the most recent Monthly Deduction that reduces the Accumulated Value under the Policy; and

•                  Any existing Policy Debt.

The amount of the loan must be at least equal to the Minimum Standard Loan Amount, if any, shown in the Policy Specifications.

Standard Loan Repayment — You may make loan repayments at any time prior to lapse of this Policy.  Any payment we receive from you while you have a loan will be first considered a loan repayment, unless you tell us by Written Request it is a premium payment.  Further, any loan repayment will first pay any Loan Interest Charge that has accrued, unless you tell us by Written Request that you would like it to first pay the principal of the loan.

Standard Loan Interest Charge — Interest will accrue daily and will be due on each Policy anniversary.  Such interest is calculated using the Loan Interest Calculation Method shown in the Policy Specifications, and is based on the balance in the Standard Loan Account, using the Guaranteed Annual Standard Loan Interest Charge Rate, shown in your Policy Specifications.  We may use a lower Standard Loan Interest Charge Rate.  The corresponding daily interest is accrued at an annual effective rate for the number of actual days in the Policy year.  If the Policy terminates before a Policy anniversary, the Standard Loan Interest Charge will be due at such time.

Standard Loan Interest Credit — The Standard Loan Interest Credit will accrue daily.  Such Interest Credit is calculated using the Loan Interest Calculation Method, and is based on the balance in the Standard Loan Account using the Guaranteed Annual Standard Loan Account Credit Interest Rate, shown in the Policy Specifications.  The corresponding daily interest is accured at an annual effective rate for the number of actual days in the Policy year.

Loan Processing on Policy Anniversary — On each Policy anniversary, the Standard Loan Interest Charge is due.  Any portion of the Standard Loan Interest Charge that is not paid when due will be added to the Standard Loan Account and bear interest at the same rate.  Further, on each Policy anniversary we will adjust the values of the Policy Debt and Standard Loan Account so that they are equal to each other.  If the Policy Debt is greater than the Standard Loan Account Value (see Standard Loan Account Value), which is generally the case when the Standard Loan Interest Charge has not been fully paid, the excess of the Policy Debt over the Standard Loan Account Value will be processed as an Account Deduction and added to the Standard Loan Account.  If the Standard Loan Account Value is greater than the Policy Debt, which is generally the case when the Standard Loan Interest Charge has been paid, the excess will be processed as an Account Addition.

SEPARATE ACCOUNT PROVISIONS

Separate Account — We established the Separate Account and maintain it under the laws and regulations of our state of domicile.  The assets of the Separate Account shall be valued at least as often as any Policy benefits vary, but at least monthly.  The Separate Account is divided into subaccounts, called Variable Accounts.  Income and realized and unrealized gains and losses from the assets of each Variable Account are credited or charged against it without regard to our other income, gains or losses.  Assets may be put in our Separate Account to support this Policy and other variable life policies.  Assets may be put in our Separate Account for other purposes, but not to support contracts or policies other than variable life contracts or policies.

The assets of our Separate Account are our property.  The portion of its assets equal to the reserves and other Policy liabilities with respect to our Separate Account will not be chargeable with liabilities arising out of any other business we conduct.  We may transfer assets of a Variable Account in excess of the reserves and other liabilities with respect to that Variable Account to another Variable Account or to our General Account.  All obligations arising under the Policy are general corporate obligations of ours.  We do not hold ourselves out to be trustees of the Separate Account assets. We may establish additional Separate Accounts in our discretion.

Variable Accounts — Each Variable Account may invest its assets in a separate class of shares of a designated investment company or companies.  The Variable Accounts of our Separate Account that were available for your initial allocations are shown in your Application for this Policy.  From time to time, we may make other Variable Accounts available to you.  We will provide you with written notice of all material details including investment objectives and all charges.

We reserve the right, subject to compliance with the law then in effect, to:

•                  Change or add designated investment companies;

•                  Add, remove or combine Variable Accounts;

•                  Add, delete or make substitutions for the securities that are held or purchased by the Separate Account or any Variable Account;

•                  Register or deregister any Variable Account under the Investment Company Act of 1940;

•                  Change the classification of any Variable Account;

•                  Operate any Variable Account as a managed investment company or as a unit investment trust;

•                  Combine the assets of any Variable Account with other separate accounts or subaccounts of ours or our affiliates;

•                  Transfer the assets of any Variable Account to other separate accounts or subaccounts of ours or our affiliates;

•                  Run any Variable Account under the direction of a committee, board, or other group;

•                  Restrict or eliminate any voting rights of Policy Owners with respect to any Variable Account, or other persons who have voting rights as to any Variable Account;

•                  Change the allocations permitted under the Policy;

•                  Terminate and liquidate any Variable Account; and

•                  Make any other change needed to comply with law.

If any of these changes result in a material change in the underlying investment of a Variable Account of our Separate Account, we will notify you of such change.

Unless required by law or regulation, an investment policy may not be changed without our consent.  We will not change the investment policy of the Separate Account without the approval of the Insurance Commissioner of our state of domicile.  The process for such approval is on file.

OWNER AND BENEFICIARY

Owner — The Owner of this Policy is as shown in the Policy Specifications or as later changed by Written Request.  If you change the Owner, the change is effective on the date the Written Request is signed, unless otherwise specified by the Owner, subject to our receipt of it and subject to any action taken or payment made by us prior to its receipt.  If there are two or more Owners, they will own this contract as joint tenants with right of survivorship, unless otherwise provided by Written Request.  We recommend you consult a qualified tax advisor before requesting a change of Owner.

Assignment — You may assign this Policy by Written Request.  An assignment must be recorded at our Administrative Office.  When received, the assignment will take effect as of the date the Written Request was signed unless otherwise specified by the Owner.  Any rights created by the assignment will be subject to any payments made or actions taken by us before the assignment is recorded.  We will not be responsible for the validity of any assignment or any of the terms, conditions or obligations set forth in the assignment.  We recommend you consult qualified legal and tax advisors before assigning your Policy.

Beneficiary — The primary Beneficiary is named by you in the Application to receive the Death Benefit Proceeds.  You may name one or more primary Beneficiaries.  If you name more than one primary Beneficiary, they will share the Death Benefit Proceeds equally or as you may otherwise specify by Written Request.  You may also name one or more contingent Beneficiaries.  If the Survivor outlives all named primary Beneficiaries, Death Benefit Proceeds will pass equally, or as you may otherwise specify by Written Request, to all surviving contingent Beneficiaries.  No Beneficiary may, on or after the Survivor’s death, assign, transfer or encumber any benefit payable.  To the extent allowed by law, Policy benefits will not be subject to the claims of any creditor of any Beneficiary.

You may make a change to the primary or contingent Beneficiary by Written Request while the Policy is In Force.  Beneficiary Change Request forms are available from us.  The change will take place as of the date the request is signed unless otherwise specified by the Owner.  Any rights created by the change will be subject to any payments made or actions taken by us before we have received the Written Request.  A Beneficiary may be designated as irrevocable, in which case their rights under the Policy cannot be changed without their written consent.

The interest of a primary Beneficiary who does not outlive the Survivor will be divided equally, or as the Owner may have otherwise specified by Written Request, among the surviving primary Beneficiaries.  If no primary Beneficiaries outlive the Survivor, the interest will pass to a contingent Beneficiary or will be divided equally, or as the Owner may have otherwise specified by Written Request, among the contingent Beneficiaries if more than one is named.  If no Beneficiaries outlive the Survivor, then the Death Benefit Proceeds will pass to the Owner or, if the Owner does not outlive the Survivor, to the Owner’s estate or successor in interest, including such cases where an Owner is not a natural person. In the event of a simultaneous death of the Survivor and a Beneficiary such that it cannot be determined who died first, it will be assumed, unless proof to the contrary is provided, that the Beneficiary died first.

GENERAL PROVISIONS

Entire Contract — This Policy is a contract between you and us.  This Policy, Policy Specifications and Indexed Accounts, the attached copy of the initial Application, including any supplements, amendments and endorsements to the Application, any Supplemental Schedules of Coverage, any Applications for Reinstatement, all subsequent Applications to change the Policy including change in smoking status, Risk Class, any endorsements, benefits, or riders, and all additional Policy information sections added to this Policy are the Entire Contract.  Only our President, Chief Executive Officer or Secretary is authorized to change this contract or extend the time for paying premiums.  Any such change must be in writing.

All statements in the Application shall, in the absence of fraud, be deemed representations and not warranties.  We will not use any statement to contest this Policy or defend a claim on grounds of misrepresentation unless the statement is in an Application.

Incontestability — We will not contest this Policy unless there was a material misrepresentation in the Application or, when permitted by applicable state law, where the Policy was procured through fraud.  If we determine that the Application contains a material misrepresentation, we will rescind the Policy and return to you the premiums paid less any Policy loans, any withdrawals taken and any benefits paid under the Policy or the Riders attached to the Policy.  No Death Benefit will be paid.  After the Policy has been In Force for two years during the lifetime of at least one Insured, this Policy cannot be contested except for failure to pay required premiums or if the Policy was procured by fraud.

If this Policy lapses and is later reinstated, we will not contest the reinstated Policy except for the following reasons:

•                  There was a material misrepresentation in the Application required for reinstatement; or

•                  When permitted by applicable state law, where the Policy was procured through fraud; or

•                  For failure to pay required premiums.

If we determine that such Application contains a material misrepresentation or in the case of fraud, we will rescind the reinstated Policy as of the reinstatement date and return to you the premiums paid after the reinstatement date less any Policy loans, any withdrawals taken and any benefits paid under the Policy or the Riders attached to the Policy after the reinstatement date.  No Death Benefit will be paid.  After the reinstated Policy has been In Force for two years during the lifetime of at least one Insured, this Policy cannot be contested except for failure to pay required premiums or if the Policy was procured by fraud.

If there has been a change to the Policy for which we required one or both of the Insureds to submit Evidence of Insurability, we will not contest such a change except for the following reasons:

•                  There was a material misrepresentation in the Application required for the change; or

•                  When permitted by applicable state law, where the change was procured through fraud; or

•                  For failure to pay required premiums.

If we determine that such Application contains a material misrepresentation, we will rescind the Policy change and all Policy Charges made after the change will be reversed and corrected charges applied so that the Policy’s Accumulated Value will be unaffected by the change.  Any Death Benefits or other benefits that become payable will be determined as though the Policy change had never been requested.  After the changed Policy has been In Force for two years during the lifetime of at least one Insured, we will not contest any such change except for failure to pay required premiums or if the change was procured by fraud.

Non-Participating — This Policy will not share in any of our surplus earnings.

Suicide Exclusion — If the Survivor dies by suicide, while sane or insane, within the Suicide Exclusion Period shown in the Policy Specifications, the Death Benefit Proceeds will be limited to an amount equal to the sum of the premiums paid, less any benefits paid under this Policy or the Riders attached to this Policy and less the sum of any Policy loans and withdrawals.  If this Policy has been reinstated and the Survivor dies by suicide, while sane or insane, within the Suicide Exclusion Period from the latest reinstatement date, the Death Benefit Proceeds will be limited to an amount equal to the sum of the premiums paid less any benefits paid under this Policy or the Riders attached to this Policy and less the sum of any Policy loans and withdrawals taken since such date.

If the Survivor dies by suicide, while sane or insane, after the Suicide Exclusion Period from the Policy Date but within the Suicide Exclusion Period after the effective date of any increase in the Total Face Amount or if applicable, the latest reinstatement date, the Death Benefit Proceeds will be limited by all of the following adjustments:

1.              Any such increase in Total Face Amount will be excluded;

2.              Refund of the portion of Monthly Deductions associated with any such increase will be included; and

3.              Premium Load associated with the portion of Monthly Deductions referred to in 2) above will be included.

Misstatement — There will be a Policy adjustment if there is a misstatement on the Application of either Insureds:

•                              Birth date; and/or

•                              Sex.  Sex does not apply to Policies issued as unisex; see the Policy Specifications to determine if this Policy was issued as unisex.

If the misstatement is discovered on or after the death of the Survivor, the Death Benefit shall be the Minimum Death Benefit for the correct sex and birth date of each Insured, or if greater, a Death Benefit based on a Net Amount at Risk adjusted by the ratio of the incorrect Cost of Insurance Rate to the correct Cost of Insurance Rate.  The adjusted Net Amount at Risk will result in an adjusted Death Benefit, since the Death Benefit depends on the Net Amount at Risk.

If the misstatement is discovered before the death of the Survivor, we will not recalculate the Accumulated Value, but we will use the correct sex and birth date of each Insured in calculating future Monthly Deductions.

Maturity — This Policy does not mature, but will continue In Force so long as the Survivor is alive, the Policy has not been surrendered and lapse has not occurred.

Monthly Deduction End Date — Provided the Policy is still In Force, coverage will continue on and after the Monthly Deduction End Date, subject to all Policy provisions, with all of the following exceptions and clarifications:

•                  Monthly Deductions will cease;

•                  Premiums will not be accepted, except amounts required to keep the Policy In Force;

•                  Loans will be allowed;

•                  Loan repayments will be permitted;

•                  Loan Interest Charges and Loan Interest Credits will continue to accrue; and

•                  Withdrawals will not be allowed.

Annual Report — A report will be mailed to your last known address, or by other means where permitted, no less frequently than annually.  This report will show all of the following:

•                  The beginning and end dates of the reporting period;

•                  The Accumulated Value at the beginning and end of the reporting period;

•                  Amounts that have modified the Accumulated Value by way of Account Additions and Account Deductions during the reporting period, identified by type;

•                  The Death Benefit at the end of the reporting period on each life covered by the Policy;

•                  The Net Cash Surrender Value at the end of the reporting period;

•                  Any Policy Debt outstanding at the end of the reporting period;

•                  A notice if the Net Cash Surrender Value will not be sufficient to keep the Policy In Force until the end of the next reporting period, unless further premium payments are made; and

•                  Any other information required by law.

In addition to the above report, we will also mail you an annual report containing financial statements for the Separate Account and the designated investment company or companies or other designated portfolio(s) in which the Separate Account invests.  The latter report will include a list of the portfolio securities of the investment company, or of any other designated portfolio, as required by the Investment Company Act of 1940.  We will also send any other reports as required by federal securities law.

Policy Illustrations — Upon request we will give you a hypothetical illustration of the future benefits under this Policy based upon both guaranteed and current cost factor assumptions.  Such illustrations reflect assumptions about the Policy’s non-guaranteed elements and about how you will use the Policy’s options.  Over time the Policy’s actual non-guaranteed elements, and your actual use of the Policy’s options, are likely to vary from the assumptions used in such illustrations.  In addition, the order in which we process requested transactions may vary between the illustration we provide and policy administration.  For these reasons, actual Policy values will likely be more or less favorable than shown in such illustrations.

Basis of Values — The cash values and nonforfeiture values for this Policy are not less than the minimum values and benefits required by or pursuant to the NAIC Variable Life Insurance Regulation, model #270 using Actuarial Guideline XXIV.  A detailed statement showing how such values are determined has been filed with the Interstate Insurance Product Regulation Commission.  To calculate the minimum required nonforfeiture values, we use the Guaranteed Interest Rate for Fixed Options shown in the Policy Specifications or if higher, the rate required by the Interstate Insurance Product Regulation Commission, and mortality rates from the Basis of Value Mortality Table shown in the Policy Specifications, are used.

Ownership of Assets — We have the exclusive and absolute control of our assets, including all assets in the Separate or Variable Accounts.

Tax Qualification as Life Insurance — This Policy is intended to qualify as a life insurance contract for federal tax purposes, and the Death Benefit under this Policy is intended to qualify for federal income tax exclusion.  The provisions of this Policy, including any rider, benefit or endorsement that does not specifically override this tax qualification provision, shall be interpreted to ensure and maintain such tax qualification, despite any other provision to the contrary.  At no time shall the amount of Death Benefit under this Policy ever be less than the minimum amount needed to ensure or maintain such tax qualification.  If need be, the Death Benefit shall be increased retroactively and prospectively to the minimum extent necessary to accomplish that purpose.  In addition, the Accumulated Value will be reduced to reflect the increased Monthly Deductions that result from such Death Benefit increase(s), starting on the date that each increase is effective.  We reserve the right to amend this Policy from time to time to reflect any clarifications that may be needed or are appropriate to maintain such tax qualification or to conform the Policy provisions to any applicable changes in such tax qualification requirements, as provided in the Code or any published IRS guidance relating thereto, without consent (where allowed by law). We will send you a copy of such amendment.  As of the effective date of the filing of this Policy in the state in which it was issued for delivery, the Internal Revenue Service has not published final guidance on all aspects of the tax treatment of life insurance policies that continue coverage beyond Age 100.  You should consult a qualified tax advisor, as there may be tax consequences.

We will not accept a premium payment that would cause the Policy to fail to qualify as a life insurance contract for federal tax purposes.  If at any time the premiums paid under the Policy exceed the amount allowable for such tax qualification, the excess amount, including any interest as determined under federal tax law, shall be removed from the Policy as of the date of its payment, and any appropriate adjustments in the Death Benefit and/or Accumulated Value shall be made as of such date.  This excess amount, including such interest, shall be refunded no later than 60 days after the end of the applicable contract year, as determined under federal tax law.

If this excess amount is not refunded by the end of such 60-day period, the Death Benefit shall be increased retroactively and prospectively to the minimum extent necessary so that at no time is the Death Benefit ever less than the minimum amount necessary to ensure or maintain such tax qualification.  In addition, the Accumulated Value will be reduced to reflect any increased Monthly Deductions that result from such Death Benefit increase, starting on the date that the increase is effective.

If you request a decrease in Policy or rider benefits, it may cause a reduction in any applicable tax limits on premiums or cash values for the Policy to maintain such tax qualification.  Such a reduction in these limits may require us to make one or more distributions from the Policy equal to the greatest amount by which the premiums paid or cash values for the Policy, exceed any such reduced limits, as determined under federal tax law, in order to maintain the Policy’s tax qualification.  If such a distribution is made, the distribution will be paid to you and the Accumulated Value will be reduced by the amount of the distribution.  However, no request for a decrease in Policy or rider benefits will be allowed to the extent that we determine that the resulting reduction in such tax limits would require us to distribute more than the Net Cash Surrender Value for the Policy.

Modified Endowment Contract Tax Status — Unless and until you have given us a Written Request to accept a Modified Endowment Contract (“MEC”) classification for your Policy, the provisions of this Modified Endowment Contract Tax Status subsection apply to your Policy.

Under federal tax law, if the funding of a life insurance contract occurs too rapidly, it becomes a MEC and fails to qualify for certain favorable tax treatment as a result.  This Policy is intended to qualify as a life insurance contract that is not a MEC for federal tax purposes.  To achieve these purposes, the provisions of this Policy (including any rider or endorsement that does not specifically override this tax qualification provision) shall be interpreted to prevent this Policy from being subject to such MEC treatment, despite any other provision to the contrary.  If and while the provisions of this subsection apply to your Policy, the amount of death benefit under this Policy shall never be less than the minimum amount needed to avoid such MEC treatment.  We reserve the right to amend this Policy from time to time to reflect any clarifications that may be needed or are appropriate to maintain such tax qualification for non-MEC treatment or to conform the Policy provisions to any applicable changes in such tax qualification requirements, as provided in the Code or any published IRS guidance relating thereto, without consent (where allowed by law).  We will send you a copy of such amendment to you at your last known address, or by other means where permitted.

We will not accept a payment as premium or otherwise which would cause the Policy to become a MEC.  The 7-Pay Premium, shown on the Policy Specifications, is used solely to determine the Policy’s premium limits to avoid MEC treatment.  Payment of one or more 7-Pay Premium amounts does not guarantee that the Policy will never lapse, and additional premiums may be necessary to prevent the Policy from lapsing in the future.

If at any time the amounts paid under the Policy exceed the limit for avoiding such MEC treatment, this excess amount, including any interest as determined under federal tax law, shall be removed from the Policy as of the date of its payment, and any appropriate adjustment in the Death Benefit and/or Accumulated Value shall be made as of such date.  This excess amount, including any interest, shall be refunded no later than 60 days after the end of the applicable contract year, as determined under federal tax law.

If this excess amount is not refunded by the end of such 60-day period, the Death Benefit shall be increased retroactively and prospectively to the minimum extent necessary (e.g., to the end of any MEC 7-year test period) so that at no time is the Death Benefit ever less than the minimum amount necessary to avoid Modified Endowment Contract classification.  In addition, the Accumulated Value will be reduced to reflect any increased Monthly Deductions resulting from such Death Benefit increase, starting on the date that the increase is effective.

Any request that would change the Death Benefit or any other benefit or rider under the Policy will not be processed if the change would cause the Policy to be classified as a Modified Endowment Contract.  Requested changes that could cause the Policy to be classified as a Modified Endowment Contract include, but are not limited to, an elective reduction in the Total Face Amount, a Death Benefit Option change that would cause a reduction in the Total Face Amount, and a withdrawal that would cause a reduction in the Total Face Amount.

Other Distributions of Accumulated Value — If the Net Amount at Risk ever exceeds three times the original Total Face Amount, we reserve the right to make a distribution of Accumulated Value to make the Net Amount at Risk equal three times the original Total Face Amount.  In such case, the distribution will be treated as a premium refund.  Note that while such a distribution will be treated as a premium refund for certain contract purposes, normal tax rules will apply in determining the amount of such a distribution, if any, which is taxable.

We may offer a program through which periodic distributions of policy values are made.  Any such program, if offered, will be shown in the Policy Specifications.

Change of Risk Class — You may request a change to your Policy’s Risk Class by submitting a Written Request.  We may require you to submit Evidence of Insurability in order to evaluate your request.  If we approve the change in Risk Class, only the Cost of Insurance Charges deducted from your Accumulated Value thereafter are affected.  No other Policy or rider charges will be affected.

Additional Services — While this Policy is In Force, we may, either directly or through a third party service provider, provide you with access to independent living-related resources and discounted independent living-related goods and services and discounted longevity-related goods and services.

Right to Add Benefits — From time to time we may offer additional benefits that could be available to your Policy by rider or endorsement.  To request such an additional benefit, you must submit to us a Written Request.  You or the proposed Insured(s) may be subject to new underwriting for any additional benefit requested.  If an additional benefit requested is issued pursuant to this paragraph, a Supplemental Schedule of Coverage will be mailed to your last known address, or by other means where permitted.

Effect of Additional Benefits on Policy Provisions — Your policy may include additional benefits that were added by rider or endorsement.  These rider and endorsement forms may include provisions that replace or amend provisions in this contract.  Please read this policy and all other forms carefully.

Compliance — We reserve the right to make any change to the provisions of this Policy to comply with, or give you the benefit of, any federal or state statute, rule, or regulation, including but not limited to requirements for life insurance contracts under the Code or of any state.  We will provide you with a copy of any such change, and file such a change with the insurance supervisory official of the state in which this Policy is issued for delivery.  You have the right to refuse any such change where allowed by state law.

Conformity with IIPRC Standards — This contract was approved under the authority of the IIPRC and issued under the IIPRC standards.  If there is any policy provision that is in conflict with any IIPRC standards in effect as of the Policy Date, then that provision is amended to conform to the applicable IIPRC standard.  Any such amendment is effective on the Policy Date.

INDEX

Subject	Page
Accounts	5
Accumulated Value	5, 13
Administrative Charge	19
Administrative Office	5
Age	5
Annual Report	26
Application	5
Assignment	24
Basic Face Amount	5
Basic Life Coverage	5
Basis of Values	27
Beneficiary	24
Business Day	5
Cash Surrender Value	21
Change of Death Benefit Option	9
Change of Risk Class	29
Class	5
Closing Value	15
Code	5
Compliance	29
Conformity with IIPRC Standards	29
Cost of Insurance Charge	18
Cost of Insurance Rates	19
Coverage Charge	19
Coverage Layer Date	6
Coverage Layers	6
Cut-Off Date	16
Death Benefit	8
Death Benefit Option	9
Death Benefit Proceeds	9
Death Benefit Qualification Test	9
Entire Contract	25
Evidence of Insurability	6
Face Amount	6
Face Amount Decrease	10
Face Amount Increase	10
Fixed Account Value	13
Fixed Options	6
General Account	6
Grace Period	19
In Force	6
Indexed Accounts	15
Insured	6
Investment Options	7
Lapse	20
Lockout Period	17
Maturity	26
MEC	28
Misstatement	26
Modified Endowment Contract	12, 28
Monthly Deduction	18
Monthly Deduction End Date	7, 18, 26

Monthly Payment Date	7
Net Accumulated Value	7
Net Amount at Risk	7
Net Asset Value	14
Net Cash Surrender Value	21
Net Investment Factor	14
Net Premium	7
Non-Participating	25
Notification of Termination for Non-Payment	20
Owner	24
Payment Instructions	16
Planned Premium	11
Policy Change Limit	11
Policy Charges	18, 19
Policy Date	7
Policy Debt	7
Policy Illustrations	27
Policy Specifications	7
Premium Allocation	11
Premium Limitation	12
Premium Load	11
Premium Processing	11
Premiums	11
Reallocation Instructions	16
Reinstatement	20
Rider Charges	19
Right to Add Benefits	29
Risk Class	7
Segment Creation	15
Segment Deductions	17
Segment Guaranteed Interest	17
Segment Indexed Interest	17
Segment Maturity	16
Segment Maturity Value	17
Segment Start Dates	15
Segment Term	16
Segment Value	16
Segments	15
Separate Account	7, 23
Standard Loan Account	22
Standard Loan Amount Available	22
Standard Policy Loans	22
Substitution of Indexes	15
Suicide Exclusion	26
Supplemental Schedule of Coverage	7
Surrender	20
Tax Qualification as Life Insurance	27
Total Face Amount	8
Transfers	17
Unit Value	14
Valuation Day	8
Valuation Period	8
Variable Account	6, 8, 23
Variable Account Value	13
Variable Options	8
Withdrawal	21
Written Request	8

[For Service Contact: M Insurance Solutions 1125 NW Couch St.·Ste. 900 Portland·OR·97209 833-943-1608 www.mfin.com]	[Pacific Life Insurance Company 45 Enterprise· Aliso Viejo·CA·92656 www.PacificLife.com]

LAST SURVIVOR FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE WITH INDEXED OPTION(S)

•                  Death Benefit Payable On The Death Of The Surivivor

(There is No Death Benefit on the First Death of the Two Insureds)

•                  Net Cash Surrender Value Payable Upon Surrender

•                  Benefits May Vary Based On Investment Experience

•                  Adjustable Face Amount

•                  Non-Participating